Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal Year 2021 Results

NEWARK, NJ — March 4, 2021: IDT Corporation (NYSE: IDT) reported net income per diluted share of $0.51 and Non-GAAP earnings per diluted share* of $0.49 on revenue of $340 million for the second quarter of FY 2021, the three months ended January 31, 2021.

2Q21 HIGHLIGHTS

(Results are for 2Q21 and are compared to 2Q20)

●	Consolidated revenue increased 5% to $340 million from $324 million.

●	Consolidated revenue-less-direct-cost-of-revenue increased 15% to $71 million from $61 million, the sixth consecutive quarter of year-over-year increases.

●	National Retail Solutions (NRS), BOSS Revolution Money Transfer, and net2phone-UCaaS subscription revenues increased by 151%, 73% and 36%, respectively.

●	The Fintech and net2phone-UCaaS segments contributed 30% of the consolidated revenue-less-direct-cost-of-revenue, compared to 19% in the year ago quarter.

●	Consolidated income from operations increased to $12.9 million from $1.3 million.

●	Adjusted EBITDA* increased to $16.3 million from $7.4 million, and Adjusted EBITDA* less capital expenditures** increased to $12.0 million from $3.6 million.

●	Earnings per diluted share increased to $0.51 from $0.04. Non-GAAP earnings per diluted share* was $0.49 compared to $0.11.

REMARKS BY SHMUEL JONAS, CEO

“IDT delivered another strong quarter, including significant year-over-year increases in consolidated revenue, income from operations and EPS.

“The quarter’s results were highlighted by year-over-year revenue expansion from our three higher margin businesses: National Retail Solutions (NRS), BOSS Revolution Money Transfer and net2phone-UCaaS. NRS increased revenue year-over-year by over 150% powered by sales of its payment processing services and digital out-of-home advertising offerings. Money Transfer revenue posted a 73% year-over-year increase, and subscription revenue for net2phone-UCaaS’ service climbed 36% with solid growth across all regions.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	2Q21	1Q21	2Q20	2Q21 - 2Q20 change (%/$)
Revenue	$340	$343	$324	+4.9%
Direct cost of revenue	$269	$273	$263	+2.5%
Revenue-less-direct-cost-of-revenue	$71	$70	$61	+15.4%
Revenue-less-direct-cost-of-revenue as a percentage of revenue**	20.8%	20.5%	18.9%	+190 BP
SG&A expense	$54	$52	$54	+0.9%
Depreciation and amortization	$4.5	$4.5	$5.2	$(0.7)
Severance expense	$0.1	$0.1	$0.5	$(0.4)
Other operating gain (expense), net	$1.2	$(0.3)	$(0.4)	+$1.6
Income from operations	$12.9	$13.3	$1.3	+$11.6
Adjusted EBITDA*	$16.3	$18.1	$7.4	+$8.9
Adjusted EBTIDA* less CAPEX**	$12.0	$13.5	$3.6	+$8.5
Net income attributable to IDT	$13.1	$8.3	$0.9	+$12.2
Diluted earnings per share	$0.51	$0.32	$0.04	+$0.47
Non-GAAP net income*	$12.7	$9.0	$2.9	+$9.8
Non-GAAP earnings per diluted share*	$0.49	$0.35	$0.11	+$0.38

*	Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP earnings per diluted share are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

**	Revenue-less-direct-cost-of-revenue as a percentage of revenue and Adjusted EBITDA less CAPEX are key performance metrics. Please refer to the Explanation of Key Performance Metrics at the end of this release for an explanation of these metrics.

RESULTS BY SEGMENT

(Results are for 2Q21 and are compared to 2Q20 except where otherwise noted)

	Fintech			net2phone-UCaaS			Traditional Communications
(in millions)	2Q21	1Q21	2Q20	2Q21	1Q21	2Q20	2Q21	1Q21	2Q20
Revenue	$18.5	$20.1	$9.7	$10.7	$9.6	$7.9	$310.5	$313.7	$306.2
Revenue-less-direct-cost-of-revenue	$12.0	$13.9	$5.3	$8.8	$7.6	$6.3	$49.7	$48.7	$49.5
SG&A	$11.8	$10.4	$8.2	$10.8	$10.4	$9.0	$29.7	$29.3	$34.2
(Loss) income from operations	$(0.2)	$3.1	$(3.2)	$(3.2)	$(3.8)	$(3.8)	$18.7	$15.8	$10.8
Adjusted EBITDA*	$0.2	$3.5	$(2.9)	$(2.0)	$(2.7)	$(2.7)	$20.1	$19.5	$15.3
Adjusted EBITDA* less CAPEX**	$(1.0)	$2.3	$(3.4)	$(3.2)	$(4.4)	$(4.1)	$18.2	$17.8	$13.6

Fintech

Fintech comprises BOSS Revolution Money Transfer, a provider of international money remittances and National Retail Solutions (NRS), an operator of a nationwide point-of-sale retail network providing payment processing, digital advertising, transaction data and ancillary services.

The Fintech segment accounted for 5.4% and 3.0% of IDT’s consolidated revenue and 17.0% and 8.7% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 2Q21 and 2Q20, respectively.

Fintech Takeaways:

●	National Retail Solutions (NRS) revenue increased 151% to $5.2 million from $2.1 million, driven by increased sales of payment processing services and digital-out-of-home (DOOH) advertising offerings.

●	NRS deployed 1,300 billable POS terminals during the quarter, increasing its network to 13,700 terminals, and had 3,800 active payment processing merchant accounts at January 31, 2021.

●	BOSS Revolution Money Transfer revenue increased 73% to $13.3 million from $7.7 million, driven primarily by increased transaction volume. Money Transfer’s top and bottom-line results also reflect a diminished benefit from the transient FX market conditions that positively impacted results over the past four quarters but by and large dissipated at the end of 2Q21.

●	Money Transfer transactions increased 46% to 1.8 million from 1.3 million in 2Q20.

net2phone-UCaaS

The net2phone-UCaaS segment accounted for 3.2% and 2.4% of IDT’s consolidated revenue and 12.5% and 10.3% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 2Q21 and 2Q20, respectively.

net2phone-UCaaS Takeaway:

●	Subscription revenue increased 36% to $10.1 million from $7.4 million, led by growth in the U.S. market. Sequentially, the rate of revenue growth was strongest in net2phone’s South American markets as sales in that region continued to recover from a COVID-19-related slow down.

Traditional Communications

The Traditional Communications segment accounted for 91.4% and 94.6% of IDT’s consolidated revenue and 70.5% and 81.0% of IDT’s consolidated revenue-less-direct-cost-of-revenue in 2Q21 and 2Q20, respectively.

Traditional Communications Takeaways:

●	BOSS Revolution Calling revenue was substantially unchanged at $114 million. Minutes of use decreased by 6% offset by a corresponding increase in revenue per minute.

●	Mobile Top-Up revenue increased 27% to $97 million from $76 million. The increase was driven by the addition of new mobile partners and increasing demand for data-centric top-up bundles.

●	Carrier Services revenue decreased 14% to $87 million from $102 million. The decrease reflects the continued, industry-wide decline of international voice calling, accelerated by the rise of over the top and video conferencing particularly among corporate users who have transitioned to work from home.

●	Other revenue decreased 13% to $13 million from $15 million. Many of the offerings within this vertical are in harvest mode.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $2.0 million in 2Q21 from $2.3 million in 2Q20.

As of January 31, 2021, IDT held $125.3 million in unrestricted cash, cash equivalents, debt securities and current equity investments, with no debt. Current assets totaled $341.4 million and current liabilities totaled $326.3 million.

Net cash provided by operating activities during 2Q21 was $6.8 million, compared to net cash used in operating activities of $18.3 million in the year ago quarter. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 2Q21 was $17.4 million, compared to $4.1 million in 2Q20.

Capital expenditures were $4.3 million in 2Q21 compared to $3.8 million in 2Q20.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through March 11, 2021. To access the call replay, dial toll free 1-844-512-2921 (from U.S.) or 1-412-317-6671 (international) and provide this replay number: 10151915. A replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications and traditional communications services. We make it easier for families to connect, support and share across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Revolution branded money transfer and international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s unified communications as a service solution provides businesses with intelligently integrated cloud communications and collaboration solutions across channels and devices. Our IDT Carrier Services and IDT Express wholesale offerings enable communications companies to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31, 2021	July 31, 2020
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$79,481	$84,860
Restricted cash and cash equivalents	109,858	116,362
Debt securities	21,501	18,363
Equity investments	24,346	5,964
Trade accounts receivable, net of allowance for doubtful accounts of $6,909 at January 31, 2021 and $6,085 at July 31, 2020	51,616	44,166
Prepaid expenses	34,671	33,115
Other current assets	19,926	19,302
Total current assets	341,399	322,132
Property, plant and equipment, net	30,641	30,061
Goodwill	14,843	12,858
Other intangibles, net	6,289	3,959
Equity investments	10,441	8,833
Operating lease right-of-use assets	8,794	9,490
Deferred income tax assets, net	2,832	8,512
Other assets	9,332	8,905
Total assets	$424,571	$404,750
Liabilities and equity
Current liabilities:
Trade accounts payable	$36,368	$31,147
Accrued expenses	126,425	125,544
Deferred revenue	39,189	40,114
Customer deposits	109,673	115,992
Other current liabilities	14,646	12,073
Total current liabilities	326,301	324,870
Operating lease liabilities	6,514	7,353
Other liabilities	1,340	1,388
Total liabilities	334,155	333,611
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2021 and July 31, 2020	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 26,343 and 25,961 shares issued and 24,151 and 24,345 shares outstanding at January 31, 2021 and July 31, 2020, respectively	263	260
Additional paid-in capital	276,871	277,443
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,192 and 1,616 shares of Class B common stock at January 31, 2021 and July 31, 2020, respectively	(60,413)	(56,221)
Accumulated other comprehensive loss	(8,957)	(7,410)
Accumulated deficit	(117,937)	(139,333)
Total IDT Corporation stockholders’ equity	89,860	74,772
Noncontrolling interests	556	(3,633)
Total equity	90,416	71,139
Total liabilities and equity	$424,571	$404,750

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
	(in thousands, except per share data)

Revenues	$339,766	$323,890	$683,191	$664,089
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	269,145	262,716	542,319	542,177
Selling, general and administrative (i)	54,298	53,789	106,442	107,223
Depreciation and amortization	4,464	5,184	8,956	10,479
Severance	143	486	255	1,112
Total costs and expenses	328,050	322,175	657,972	660,991
Other operating gain (expense), net	1,207	(392)	955	(3,168)
Income (loss) from operations	12,923	1,323	26,174	(70)
Interest income, net	139	195	98	467
Other income, net	3,170	550	1,792	785
Income before income taxes	16,232	2,068	28,064	1,182
Provision for income taxes	(3,027)	(1,164)	(6,444)	(1,700)
Net income (loss)	13,205	904	21,620	(518)
Net (income) loss attributable to noncontrolling interests	(97)	28	(224)	(63)
Net income (loss) attributable to IDT Corporation	$13,108	$932	$21,396	$(581)
Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.52	$0.04	$0.84	$(0.02)
Diluted	$0.51	$0.04	$0.83	$(0.02)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,362	26,320	25,448	26,300
Diluted	25,713	26,451	25,787	26,300
(i) Stock-based compensation included in selling, general and administrative expenses	$434	$1,167	$940	$2,531

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2021	2020
	(in thousands)
Operating activities
Net income (loss)	$21,620	$(518)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,956	10,479
Deferred income taxes	5,881	1,587
Provision for doubtful accounts receivable	1,069	1,466
Stock-based compensation	940	2,531
Other	(17)	(412)
Change in assets and liabilities:
Trade accounts receivable	(7,330)	6,253
Prepaid expenses, other current assets and other assets	4,965	(9,315)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	1,631	(11,488)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(11,136)	(20,613)
Deferred revenue	(968)	(3,260)
Net cash provided by (used in) operating activities	25,611	(23,290)
Investing activities
Capital expenditures	(8,825)	(7,656)
Payments for acquisitions, net of cash acquired	(2,388)	(450)
Purchase of Rafael Holdings, Inc. Class B common stock and warrant	(5,000)	—
Purchases of debt securities and equity investments	(34,436)	(8,994)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	11,575	2,672
Net cash used in investing activities	(39,074)	(14,428)
Financing activities
Distributions to noncontrolling interests	(418)	(470)
Repayment of other liabilities.	(56)	(79)
Repayments of borrowings under revolving credit facility	—	(273)
Proceeds from borrowings under revolving credit facility	—	273
Proceeds from exercise of stock options	686	276
Repurchases of Class B common stock	(4,192)	(266)
Net cash used in financing activities	(3,980)	(539)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	5,560	14,152
Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(11,883)	(24,105)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	201,222	257,199
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$189,339	$233,094
Supplemental schedule of non-cash investing and financing activities
Liabilities incurred for acquisition	$393	$375

Reconciliation of Non-GAAP Financial Measures for the

Second Quarter Fiscal 2021 and 2020

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 2Q21, 1Q21, and 2Q20, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share, all of which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains.

IDT’s measure of non-GAAP earnings per diluted share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2021 and fiscal 2020 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making.

In addition, management uses Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Other operating gain (expense), net includes a gain from the sale of IDT’s rights under a class action lawsuit, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, expense for other legal matters, and the write-off of certain assets. From time-to-time, IDT may have gains or incur costs related to non-routine legal and tax matters, and write-off assets, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per diluted share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per diluted share, diluted earnings per share.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended January 31, 2021 (2Q21)
Adjusted EBITDA	$16.3	$20.1	$(2.0)	$0.2	$(2.0)
Subtract (Add):
Depreciation and amortization	4.5	2.8	1.2	0.4	-
Severance expense	0.1	0.1	-	-	-
Other operating (gain) expense, net	(1.2)	(1.6)	-	-	0.3
Income (loss) from operations	12.9	$18.7	$(3.2)	$(0.2)	$(2.3)
Interest income, net	0.1
Other income, net	3.2
Income before income taxes	16.2
Provision for income taxes	(3.0)
Net income	13.2
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$13.1

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended October 31, 2020 (1Q21)
Adjusted EBITDA	$18.1	$19.5	$(2.7)	$3.5	$(2.1)
Subtract (Add):
Depreciation and amortization	4.5	3.0	1.1	0.4	-
Severance expense	0.1	0.1	-	-	-
Other operating expense (income), net	0.3	0.6	-	-	(0.3)
Income (loss) from operations	13.3	$15.8	$(3.8)	$3.1	$(1.9)
Interest expense, net	-
Other expense, net	(1.4)
Income before income taxes	11.8
Provision for income taxes	(3.8)
Net income	8.0
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$7.9

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communications	net2phone- UCaaS	Fintech	Corporate
Three Months Ended January 31, 2020
(2Q20)
Adjusted EBITDA	$7.4	$15.3	$(2.7)	$(2.9)	$(2.3)
Subtract:
Depreciation and amortization	5.2	3.9	1.0	0.3	-
Severance expense	0.5	0.5	-	-	-
Other operating expense, net	0.4	0.2	0.1	-	0.2
Income (loss) from operations	1.3	$10.8	$(3.8)	$(3.2)	$(2.5)
Interest income, net	0.2
Other income, net	0.6
Income before income taxes	2.1
Provision for income taxes	(1.2)
Net income	0.9
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$0.9

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP Earnings per diluted share

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	2Q21	1Q21	2Q20

Net income	$13.2	$8.4	$0.9
Adjustments (add) subtract:
Stock-based compensation	(0.4)	(0.5)	(1.2)
Severance expense	(0.1)	(0.1)	(0.5)
Other operating gain (expense), net	1.2	(0.3)	(0.4)
Total adjustments	0.7	(0.9)	(2.0)
Income tax effect of total adjustments	(0.2)	0.3	-
	(0.5)	0.6	2.0
Non-GAAP net income	$12.7	$9.0	$2.9

Earnings per share:
Basic	$0.52	$0.32	$0.04
Total adjustments	(0.02)	0.03	0.07
Non-GAAP - basic	$0.50	$0.35	$0.11

Weighted-average number of shares used in calculation of basic earnings per share	25.4	25.5	26.3

Diluted	$0.51	$0.32	$0.04
Total adjustments	(0.02)	0.03	0.07
Non-GAAP - diluted	$0.49	$0.35	$0.11

Weighted-average number of shares used in calculation of diluted earnings per share	25.7	25.9	26.5

Explanation of Key Performance Metrics

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of IDT’s revenue.

Adjusted EBITDA less CAPEX is also a financial metric, which is calculated by deriving Adjusted EBITDA as described above and subtracting capital expenditures in accordance with GAAP as reported in the consolidated statements of cash flows. Management uses Adjusted EBITDA less CAPEX to evaluate the level of capital investment needed to support operations, and as a reasonable proxy for the cash generated by IDT’s businesses. Because IDT’s capital expenditures reflect an allocation of capital for longer term growth, IDT seeks to strike an appropriate balance between near-term and long-term financial performance as reflected in Adjusted EBITDA less CAPEX. IDT’s measurement of Adjusted EBITDA less CAPEX may not be comparable to similarly titled measures reported by other companies.

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